Wizzard Software Announces $3.08 Million Registered Direct Financing

Company to Retire All Debt, Preferred Stock and Make Investments in Mobile Media Industry

PITTSBURGH, PA – January 19, 2010 - Wizzard Media (NYSE Amex: WZE), the world’s leading podcasting network, today announced that it has entered into an agreement with institutional investors to raise approximately $3.08 million in gross proceeds through the sale of a total of 14 million shares of its common stock in a registered direct offering.

The investors will also receive warrants to purchase approximately five million shares of common stock at an exercise price of $.43 per share.   The warrants will be exercisable for a period of 5 years beginning 6 months following the closing date and have no price protection features.  Wizzard will receive an additional $1.1 million from the simultaneous exercise of all 5 million of its outstanding common stock purchase warrants from its Common Stock Purchase Warrants issued on April 7, 2010 pursuant to the March 31, 2010 Securities Purchase Agreement, effectively reducing the number of outstanding warrants.

Finally, Wizzard has reached an agreement with the holders of its Series A 7% Convertible Preferred Stock to convert all outstanding $4mil face of such preferred stock into 7.5 million shares of our common stock.  The holders of the Preferred Stock have agreed to Lock Up the newly issued common stock for a period of 6 months unless the stock trades above $.50 for 20 trading days.

As a result of the issuance pursuant to the registered direct offering and the simultaneous exercise of the outstanding April 7, 2010 common stock purchase warrants, Wizzard expects to receive total proceeds, net of offering fees and expenses, of approximately $3,950,000.  Part of these proceeds will be used to retire $1.0M in debt due April 1, 2011.

The offering is expected to close on or before January 21, 2011, subject to customary closing conditions. The net proceeds of the financing will be used for repayment of debt, mobile App development, operations, mobile App investments and accretive acquisitions.

“We see significant growth opportunity for our podcast Apps business and with this capital raise we believe we can now accelerate the growth of our mobile media business to keep up with the rapidly changing entertainment consumption habits of consumers worldwide,” says Chris Spencer, Wizzard CEO. “This is the future consumption and monetization model for online media and Wizzard is delivering it today. As we continue to be the publishing platform of choice for the best podcast publishers we expect to continue along our path of becoming one of the top global new media powerhouses of the future.  This capital, along with becoming a debt free company, allows Wizzard to make strategic acquisitions and investments in the rapidly growing mobile App industry.”

Mr. Spencer added, "This transaction, along with the conversion of all of our outstanding preferred shares to common stock and retirement of all debt, will put our balance sheet and capitalization structure in a much stronger position which should in turn help increase shareholder value significantly as our media business accelerates with the continued growth of mobile devices."

Chardan Capital Markets acted as the sole placement agent for this transaction.

The shares and warrants are being offered in a registered direct offering under the Company’s effective shelf registration statement previously filed with the Securities and Exchange Commission (SEC).  The securities will be offered by means of a prospectus supplement and accompanying prospectus, forming a part of the effective registration statement.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Wizzard Media:

Wizzard Media provides podcast publishers with distribution and monetization services.  Our clients include Microsoft, National Geographic, Harvard Business Review, Usher, NPR and more than 16,700 others who use Wizzard Media products to measure their podcast audience, deliver popular audio and video entertainment and monetize their content through advertising and App sales.  In 2009, the Wizzard Media Network received over 1.4 billion podcast requests from approximately 50 million people worldwide through iPods, iPhones, iPads, iTunes, Blackberrys, Zunes and many other devices and destinations.  We are part of a publicly held, Pittsburgh based company with thousands of shareholders and a world-class team.  Visit us on the web at www.wizzardsoftware.com/media, email us at contact@wizzard.tv.

Legal Notice

Legal Notice Regarding Forward-Looking Statements: "Forward-looking Statements" as defined in the Private Securities litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services, changes in our business strategies and acts of terror against the United States.

Contact:

Arthur Douglas and Associates

Art Batson

407-478-1120